Exhibit 3.253

MC-251742 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Alpha South Pacific Holding Company an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of February Two Thousand Eleven Given under myhand andSeal at George Town in the Island of Grand Cayman this 8th day of February Two Thousand Eleven Assistafit-,Aegisfrar of Companies, Cayman Islands.